Exhibit 4.29

Cloud Services and Technical Services Framework Agreement

This Cloud Services and Technical Services Framework Agreement (this “Agreement”) is made and entered into as of December 11, 2024.

Party A: KE Holdings Inc. (including and acting for its subsidiaries and consolidated affiliated entities, collectively as “Party A”)

Address: Oriental Electronic Technology Building, No. 2 Chuangye Road, Haidian District, Beijing

Email: ******

Party B: Shenzhen Tencent Computer Systems Co., Ltd. (including and acting for its parent, Tencent Holdings Limited and its subsidiaries, but excluding China Literature Limited and its subsidiaries, Tencent Music Entertainment Group and its subsidiaries, collectively as “Party B”)

Address: Tencent Binhai Towers, No.33 Haitian 2nd Road, Nanshan District, Shenzhen, Guangdong

Email: ******

Whereas Party A and Party B propose to conduct business cooperation, and Party B agrees to provide Party A with cloud services and technical services. Party A and Party B, through friendly negotiation, agree that:

Chapter 1 Definitions

1.	“SEHK” refers to The Stock Exchange of Hong Kong Limited.
2.	“Hong Kong Listing Rules” refers to the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited.
3.	“Term” refers to the term of this Agreement as agreed in Section 7, Chapter 4 hereof.
4.	“associate” shall have the same meaning ascribed to it under the Hong Kong Listing Rules.
5.	“subsidiaries” shall have the same meaning ascribed to it under the Hong Kong Listing Rules.
6.

“Trade Secret” refers to any technical information and operation information which has not been made public by any Party, including without limitation, product plan, sales plan, incentive plan, customer’s data, financial information, and non-patented technologies, designs, processes, technical data, production methods and information sources, etc., all of which shall be Trade Secret of such Party.

Chapter 2 Content and Fee of Cooperation

1.	Party B agrees to provide Party A with the services set forth in Annex 1 (“Party B’s Services”).
2.	Party A agrees to pay Party B the corresponding service fees for Party B’s Services in the manner set out in Annex 2.
3.

The estimated annual cap of the service fees payable by Party A to Party B with respect to the services provided (i.e. from January 1, 2025 to December 31, 2027) will be, after mutual confirmation, stated in the announcements, circulars, annual reports, interim reports or quarterly reports (if applicable) published by Party A from time to time on the website of the SEHK.

4.

This Agreement is a framework agreement. The Parties shall enter into separate agreements based on actual business needs to specify the service details and payment requirements (for instance, payment terms, settlement schedule, etc.).

Chapter 3 Confidentiality

1.

Each Party shall have the duty of confidentiality for any Trade Secret of the other Party known by it hereunder, which shall not be disclosed to any third party without written permission of the other Party, unless required by laws, regulations or the stock exchange rules or applicable laws and regulations at the places where the stocks of the Parties or their respective subsidiaries are listed. A Party shall fully indemnify the other Party against all direct economic losses arising from its breach of this Article.

2.	The duty of confidentiality of the Parties under this Article shall survive the termination of this Agreement.

Chapter 4 Effectiveness, Amendment, Termination of Agreement and Miscellaneous

1.

Considering that the transaction hereunder constitutes a connected transaction of Party A under the Hong Kong Listing Rules, Party A and Party B agree to comply with the provisions of Hong Kong Listing Rules on connected transactions for any performance, amendment, change, cancellation or re-signing of this Agreement, otherwise, waiver under the Hong Kong Listing Rules shall be obtained in advance. If the waiver under the Hong Kong Listing Rules is conditional, Party A and Party B agree to fulfill such conditions (including without limitation, amendment, change, cancellation or re-signing of this Agreement).

2.	Where a transaction hereunder no longer complies with the provisions of the Hong Kong Listing Rules on connected transactions arising from invalidity, withdrawal or revocation of the waiver of SEHK for the connected transaction hereunder or otherwise during the Term, the transaction hereunder shall be terminated, and the Parties may re-sign an agreement if desirable subject to the Hong Kong Listing Rules.

3.

During the Term, where the cumulative total transaction amount of a fiscal year involved in the transaction hereunder exceeds or may exceed the annual cap approved by SEHK, Party A shall apply to SEHK to raise such annual cap, or take requisite remedial measures pursuant to the applicable provisions under the Hong Kong Listing Rules, including without limitation, notifying the SEHK, announcing the connected transaction and/or convening a general meeting to seek independent shareholders’ approval (if required) for such connected transaction and re-determination of the annual cap, or other requirements under the Hong Kong Listing Rules.

4.	It is agreed that if this Agreement shall be terminated according to Article 2, Chapter 4 and/or Article 3, Chapter 4, this Agreement shall be terminated.
5.

During the Term, Party B agrees to provide all reasonable information and reasonable assistance to Party A’s independent non-executive directors and/or experts appointed by Party A, including independent financial advisers, auditors and legal advisers, as necessary for Party A to fulfill its responsibilities as a company listed on the SEHK.

6.

Any dispute arising from this Agreement shall be resolved by the Parties through friendly negotiation. If the negotiation fails, it is agreed to submit such dispute to Shenzhen Court of International Arbitration for arbitration in accordance with its arbitration rules, and the arbitration result shall be legally binding on the Parties. The conclusion, performance, interpretation and dispute resolution of this Agreement shall be governed by the laws of the People’s Republic of China.

7.

This Agreement shall be made in duplicate with each Party holding one copy, and shall take effect from January 1, 2025, after signature or seal hereon by authorized representatives of the Parties, until December 31, 2027. This Agreement shall be automatically terminated as of the expiration of the Term. It is agreed to have another amicable negotiation with respect to this Agreement three months prior to the expiration of the Term, and to comply with the provisions of the Hong Kong Listing Rules on connected transactions or obtain waiver from the SEHK in advance, where appropriate.

[The remainder of this page is intentionally left blank, and followed by the signature page]

Party A: KE Holdings Inc.

/s/ XU Tao

Name: XU Tao

Title: Director

Date: December 11, 2024

Party B: Shenzhen Tencent Computer Systems Co., Ltd.

/s/ Shenzhen Tencent Computer Systems Co., Ltd. (Seal)

/s/ MA Huateng

Date: December 11, 2024

Annex 1: Party B’s Services

1.	Party B agrees to provide Party A with cloud services and technical services, and Party A agrees to pay service fees to Party B subject to the terms of separate agreements to be signed hereunder.

2.	The service content, payment terms, settlement schedule and other operating terms shall be otherwise agreed by Party A and Party B in separate agreements.

Annex 2: Pricing Principles

The service fees payable by Party A shall be determined, executed and settled by the Parties after negotiation on an arm’s length basis.

The relevant service rates shall be determined by both Party A and Party B based on the fee rates disclosed on the relevant official platforms or websites of Party B as per the principle of equity and with reference to the market prices, and shall be similar to or more favorable than the fee rates offered by Party B to other third parties.